EXHIBIT 2.2
FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT
     This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into effective as of this 4th day of February, 2009, by and between NOBLES MEDICAL TECHNOLOGIES, INC., a Delaware corporation (“Buyer”) and SUTURA, INC., a Delaware corporation (“Seller”).
RECITALS
     WHEREAS, Buyer and Seller are parties to that certain Asset Purchase Agreement dated as of December 12, 2008 (“Purchase Agreement”), whereby Seller agreed to sell to Buyer and Buyer agreed to purchase from Seller certain assets, as more fully set forth in the Purchase Agreement; and
     WHEREAS, Seller and Buyer desire to amend the terms of the Purchase Agreement as more fully set forth herein.
     NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt, adequacy and sufficiency of which is mutually acknowledged, the parties hereby agree as follows:
     1. Interpretation. Any capitalized terms used in this Amendment which are not otherwise defined in this Amendment shall have the meaning given to them in the Purchase Agreement. Unless otherwise specified, section references used in this Amendment refer to sections of the Purchase Agreement.
     2. Adjustment to Purchased Cash and Securities. Section 1.1(a)(i) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
     (i) Cash and Securities of Seller with a value as of Closing equal to three million dollars ($3,000,000) less the amount of the Excess Operating Expenses; and
     3. Adjustment to Purchase Price Escrow Provisions. Sections 3.1 of the Purchase Agreement is hereby amended to restate in its entirety Section 3.1(b) and to include a Section 3.1(c), as follows:
     (b) on each date that Buyer is to receive funds from Seller pursuant to Section 8.1(b)(iii), as a conditions to receiving such funds, an amount equal to the amount of funds to be received from Buyer; and
     (c) upon the mailing of the definitive proxy statement, or final information statement, to the stockholders of Seller regarding approval of the transactions contemplated by this Agreement, an amount such that immediately following such deposit, the aggregate balance of the Buyer Escrow Fund is not less than six million seven hundred fifty thousand dollars ($6,750,000).

     4. Delivery of Purchased Cash and Securities. Section 4.3 of the Purchase Agreement is amended to restate in their entirety Sections 4.3(d) and (e) and to include a Section 4.3(f), all as follows:
     (d) deliver to Buyer a Waiver and Release of Buyer by Seller in the form of Exhibit D hereto;
     (e) deliver to Buyer Cash and Securities with a value as of Closing equal to three million dollars ($3,000,000) less the amount of the Estimated Excess Operating Expenses as of Closing; and
     (f) deliver to Buyer copies of all necessary corporate resolutions, including any required resolutions of the stockholders of Seller, authorizing the execution, delivery and performance by Seller of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, certified to be true, correct, complete, unchanged and in full force and effect on the Closing Date by the Secretary or an Assistant Secretary of Seller, accompanied by such other certifications by such Secretary or Assistant Secretary as are requested by Buyer, in a form acceptable to Buyer.
     5. Excess Operating Expenses True-Up. Section 4 of the Purchase Agreement is hereby amended to include the following Section 4.4:
     4.4 Post-Closing Excess Operating Expenses True-Up.
     (a) Within 60 days after the Closing or termination of this Agreement, Seller shall prepare and deliver to Buyer, a written statement (the “Excess Operating Expenses Calculation Statement”) setting forth the Seller’s calculations (the “Seller’s Proposed Calculations”) of the amount of the Excess Operating Expenses, which calculations shall be made in accordance with Section 8.2.
     (b) Within 30 days after its receipt of the Excess Operating Expenses Calculation Statement, Buyer shall notify Seller in writing of any disagreement with the Excess Operating Expenses Calculation Statement and the accuracy of any of the Seller’s Proposed Calculations (and during such 30 day period, Seller shall grant Buyer and its accountants reasonable access to all work papers, facilities, schedules and calculations used in the preparation of the Excess Operating Expenses Calculation Statement). If Buyer does not dispute any aspect of the Excess Operating Expenses Calculation Statement or the amount of any of the Seller’s Proposed Calculations within such 30 day period, then the Excess Operating Expenses Calculation Statement and the Seller’s Proposed Calculations shall be conclusive and binding upon Buyer and Seller.
     (c) If Buyer disputes any aspect of the Excess Operating Expenses Calculation Statement or the amount of any of the Seller’s Proposed Calculations within such 30 day period, then Buyer shall have the right, and shall have the right to direct its accountants, at the expense of Buyer, to review and verify the accuracy of the Excess Operating Expenses Calculation Statement. Buyer and its accountants shall complete their review and verification of the Excess Operating Expenses Calculation Statement within 45 days after Buyer’s receipt thereof and, if Buyer or its accountants, after such review and verification, still disagree with Seller’s Proposed Calculations, Buyer shall submit its proposed alternative calculations (the “Buyer’s Proposed Calculations”) of the amount of the Excess Operating Expenses to Seller in writing within 45 days after Buyer’s receipt of the Excess Operating Expenses Calculation Statement.
     (d) If Seller does not reject the Buyer’s Proposed Calculations by written notice given to Buyer within 21 days after the Seller’s receipt of Buyer’s Proposed Calculations, then the Excess Operating Expenses Calculation Statement and the Seller’s Proposed Calculations contained therein, as modified by the Buyer’s Proposed Calculations, shall be conclusive and binding upon Buyer and Seller. If the Seller rejects Buyer’s Proposed Calculations by written notice given to Buyer within 21 days after Buyer’s receipt of the Buyer’s Proposed Calculations, then, within 15 days after the date that Seller delivers its written notice of rejection to Buyer, Buyer and Seller shall select a mutually acceptable and nationally recognized independent accounting firm (such firm, the “Independent Accounting Firm”) to resolve the remaining disputed items (the “Remaining Disputed Items”) by conducting the Independent Accounting Firm’s own review and verification of the Excess Operating Expenses Calculation Statement, and thereafter selecting either Buyer’s Proposed Calculations of the Remaining Disputed Items or Seller’s Proposed Calculations of the Remaining Disputed Items or an amount in between the two. Seller and Buyer shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm. Each of Seller and Buyer agrees to execute, if requested by the Independent Accounting Firm, an engagement letter containing reasonable and customary terms. The Independent Accounting Firm shall act as an arbitrator to determine only the Remaining Disputed Items and the determination of each amount of the Remaining Disputed Items shall be no less than the lesser of the amount claimed by Seller or Buyer, and shall be no greater than the greater of the amount claimed by Seller or Buyer.
     (e) Buyer and Seller shall each pay their own costs and expenses incurred under this Section 4.4. The costs and expenses of the Independent Accounting Firm shall be borne one-half by Buyer and one-half by the Seller.
     (f) If the Excess Operating Expenses Calculation Statement is delivered following the Closing, upon the determination, in accordance with this Section 4.4, of the final Excess Operating Expenses Calculation Statement and the final calculation of the amount of the Excess Operating Expenses, an adjustment of Cash and Securities of Seller included in the Purchased Assets will be made as follows:
     (i) If the Excess Operating Expense is greater than the Estimated Excess Operating Expense at Closing, then Buyer shall promptly pay to Seller the amount of such excess.

     (ii) If the Excess Operating Expense is equal to the Estimated Excess Operating Expense at Closing, then no further payment shall be payable by Buyer or Seller under this Section 4.4.
     (iii) If the Excess Operating Expense is less than the Estimated Excess Operating Expense at Closing, then Seller shall promptly remit to Seller the difference between the Estimated Excess Operating Expense and the Excess Operating Expense.
     (g) If the Excess Operating Expenses Calculation Statement is delivered following termination of this Agreement, the relevant provisions of Section 14 shall apply.
     6. Operations Funding. Section 8.1(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
     (b) For the operations and day-to-day business of Seller following February 15, 2009, Seller shall make available to Buyer the following amounts upon the following conditions:
     (i) five hundred thousand dollars ($500,000) on February 15, 2009;
     (ii) five hundred thousand dollars ($500,000) on March 30, 2009; and
     (iii) following March 30, 2009, such amount not to exceed $500,000 per month as Buyer may reasonably request in writing from time to time; provided that as a condition to receipt of such funds Buyer shall have made a deposit of the same amount requested into the Buyer Escrow Fund as required by Section 3.1(b).
     7. Heading of Section 8.2. The heading of Section 8.2 is hereby amended and restated in its entirety as follows: “Expenses and Expenditures During Buyer Management Period.“
     8. Responsibility for Expenses During Buyer Management Period. Section 8.2(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
     (a) If the transactions contemplated by this Agreement are consummated, to the extent that (i) the cash expenditures made by Seller during the period from November 3, 2008 to the earlier of the Closing Date or the termination of this Agreement (the “Buyer Management Period”), and (ii) expenses incurred by Seller during the Buyer Management Period, determined in accordance with generally accepted accounting principles, for which Liabilities remain outstanding as of the end of the Buyer Management Period (together the “Actual Expenses”) exceed one million, five hundred thousand dollars ($1,500,000) (such excess is referred to as the “Excess Operating

Expenses”), Buyer will reimburse Seller for the amount of the Excess Operating Expenses. The Excess Operating Expenses will be deducted from the amount of Cash and Securities of Seller included in the Purchased Assets, in accordance with Sections 1.1(a)(i) and 4.4.
     9. Limitations on Actual Expenses. Section 8.2(c) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
     (c) Notwithstanding any other provision of this Agreement, Buyer will cause the Company (i) not to incur Actual Expenses in excess of one million, five hundred thousand dollars ($1,500,000) for the period from November 3, 2008 to February 15, 2009 and (ii) not to incur Actual Expenses in excess of five hundred thousand dollars ($500,000) for each one-month period beginning February 15, 2009.
     10. Termination Provisions.
     Section 14.1(d) and (g) of the Purchase Agreement are hereby amended and restated in their entirety as follows:
     (d) Buyer or Seller if the Closing has not occurred on or prior to May 15, 2009; provided that the right to terminate this Agreement pursuant to this Section 14.1(d) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur on or prior to such date.
     (g) Buyer if the (i) Seller Board shall have withdrawn its authorization and approval of this Agreement and the transactions contemplated hereby based upon receipt by the Seller Board of an Acquisition Proposal, and (ii) the Closing has not occurred on or prior to May 14, 2009; and
     11. Buyer Break-Up Fee. Section 14.2(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
     (a) If Seller terminates this Agreement under Section 14.1(b), (i) Buyer will be liable to Seller for an amount (the “Buyer Break-Up Fee”) equal to the Actual Expenses, and (ii) Seller will immediately join Buyer in delivering written instructions to the Escrow Agent, jointly executed by Buyer and Seller, instructing the Escrow Agent to pay to Buyer from the Buyer Escrow Fund, in accordance with the Buyer Escrow Agreement, the amount of the Buyer Escrow Fund in excess of the sum of the Estimated Excess Operating Expenses at the time of such termination plus one million, five hundred thousand dollars ($1,500,000). Promptly following determination of the final Excess Operating Expenses Calculation Statement in accordance with Section 4.4:
     (A) Seller and Buyer will deliver written instructions to the Escrow Agent, jointly executed by Buyer and Seller, instructing the Escrow Agent to pay, in accordance with the Buyer Escrow Agreement, to Seller the amount of the Actual Expenses (as reflected on the final Excess Operating Expenses Calculation Statement) (or the balance of the Buyer Escrow Fund, if less), and to pay, in accordance with the Buyer Escrow Agreement, to Buyer the remaining amount, if any, of the Buyer Escrow Fund after making such payment to Seller; and
     (B) if the amount paid to Seller pursuant to Section 14.2(a)(A) is less than the full amount of the Actual Expenses (as reflected on the final Excess Operating Expenses Calculation Statement), Buyer shall promptly remit to Seller payment of the difference between the Actual Expenses and the amount paid to Seller pursuant to Section 14.2(a)(A).
     12. Payment of Buyer Escrow Fund Upon Termination. Section 14.2(c) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
     (c) If this Agreement is terminated other than by Seller under Section 14.1(b), (i) Seller and Buyer will immediately deliver written instructions to the Escrow Agent, jointly executed by Buyer and Seller, instructing the Escrow Agent to pay to Buyer, in accordance with the Buyer Escrow Agreement, the amount of the Buyer Escrow Fund.
     13. Surviving Provisions. Section 14.2(f) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
     (f) Upon any termination of this Agreement pursuant to Section 14.1, no party hereto shall thereafter have any further liability or obligation hereunder, except (i) as provided in this Section 14.2 and Section 4.4, and (ii) the obligations under Section 10.1 shall continue through and until the date that is two (2) years subsequent to the date hereof.
     14. Definitions. The Section 16 of the Purchase Agreement is hereby amended to eliminate the defined term “Expense Limitation” and the related cross reference, and to include, in alphabetical order, the following defined terms:
“Additional Funding” is defined in the definition of Estimated Excess Operating Expenses.
“Buyer’s Proposed Statement” is defined in Section 4.4(c).
“Estimated Excess Operating Expenses” means an amount equal to the aggregate of the amounts made available to Buyer pursuant to Section 8.1(b) (the “Additional Funding”), less any Additional Funding returned to Seller at the time of Closing or termination.
“Excess Operating Expenses” is defined in Section 8.2(a).
“Excess Operating Expenses Calculation Statement” is defined in Section 4.4(a).
“Independent Accounting Firm” is defined in Section 4.4(d).
“Remaining Disputed Items” is defined in Section 4.4(d).

“Seller’s Proposed Statement” is defined in Section 4.4(a).
     15. Counterparts. This Amendment may be executed in counterparts, each of which will cause to be an original, and all of which together shall constitute one in the same instrument. Further, all facsimile signatures shall be deemed original signatures.
     16. Continued Effectiveness. Except as expressly amended hereby, the terms and conditions of the Purchase Agreement shall remain in full force and effect.
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     The parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date and year first above written.

NOBLES MEDICAL TECHNOLOGIES, INC.
By:	/s/ Anthony Nobles
Its:	President and CEO

SUTURA, INC.
By:	/s/ Brian Abraham
Its:	CEO